Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Cori Anne Natoli - 302.304.1827
cori.anne.natoli@fmc.com
Investor Contact: Michael Wherley - 215.299.6543
michael.wherley@fmc.com

FMC Corporation Announces Fourth Quarter and Full Year 2017 Results
Fourth Quarter 2017 Highlights

•	Consolidated revenue of $980 million, up 42 percent versus Q4 ‘16

•	Consolidated GAAP earnings of $3.94 per diluted share

•	Consolidated adjusted earnings per diluted share of $1.10, up 67 percent versus Q4 ‘16

•	Agricultural Solutions segment earnings of $189 million, up 48 percent versus Q4 ‘16

•	Lithium segment earnings of $44 million, up 107 percent versus Q4 ‘16

•	2018 adjusted earnings are expected to be in the range of $5.20 to $5.60 per diluted share[1]

PHILADELPHIA, February 12, 2018 - FMC Corporation (NYSE:FMC) today reported fourth quarter and full year 2017 results. For the year, FMC reported revenue of approximately $2.9 billion, an increase of 13 percent compared to 2016. On a GAAP basis, the company reported earnings of $536 million, or $3.99 per diluted share. Full year adjusted earnings were $2.71 per diluted share, an increase of 41 percent compared to the prior year.
For the fourth quarter, FMC reported revenue of $980 million, an increase of 42 percent year-over-year. Excluding revenue related to FMC’s recent acquisition, underlying growth was 14 percent. On a GAAP basis, the company reported earnings of $3.94 per diluted share in the fourth quarter, or $530 million, which compares to the GAAP earnings of $0.12 per diluted share, or $16 million, in the fourth quarter of 2016. The GAAP figure includes a $727 million gain, net of tax, from the November 2017 sale of FMC Health and Nutrition, partially offset by a provisional income tax charge of $316 million related to the recently enacted Tax Cuts and Jobs Act. Fourth quarter 2017 adjusted earnings per diluted share were $1.10, 67 percent higher than the prior year quarter.
Pierre Brondeau, FMC president, CEO and chairman said: “FMC delivered another very strong quarter. In Ag Solutions, our legacy business posted 9 percent revenue growth versus the same quarter last year, and our integration of the DuPont crop protection business is proceeding very well. Our lithium hydroxide expansion in China led to a doubling of Lithium segment earnings year-over-year, and we are

Page 2/ FMC Corporation Announces Fourth Quarter and Full Year 2017 Results
moving forward with plans to double our lithium carbonate capacity in Argentina by 2022.”
FMC Agricultural Solutions
FMC Agricultural Solutions reported fourth quarter revenue of $866 million, an increase of 40 percent year-over-year. FMC’s legacy Agricultural Solutions grew 9 percent in the quarter, driven by double-digit revenue growth in North America, Asia and Europe. The remainder of the revenue growth, or $193 million, was attributable to FMC’s recent acquisition. Segment earnings of $189 million increased 48 percent year-over-year and were above the top end of our guidance range.
Segment revenue for 2017 was approximately $2.5 billion, an 11 percent increase compared to the prior year. FMC’s legacy Agricultural Solutions revenue increased 3 percent year-over-year. Full-year segment earnings were $486 million, a 21 percent increase compared to the prior year, and segment earnings margin improved 160 basis points to 19.2 percent.
Agricultural Solutions full-year revenue for 2018 is forecasted to be in the range of $3.95 billion to $4.15 billion. The legacy FMC Agricultural Solutions business is expected to increase revenue by 2 to 4 percent, and the acquired business is expected to grow by 6 to 10 percent, which implies underlying growth of approximately 5 percent year-over-year for the combined business. Full-year segment earnings before interest, tax, depreciation and amortization (EBITDA) are expected to be in the range of $1.05 billion to $1.15 billion. First quarter segment EBITDA is forecasted to be in the range of $290 million to $320 million.2
FMC Lithium
FMC Lithium reported fourth quarter segment revenue of $113 million, an increase of 60 percent versus the prior-year quarter. Segment earnings more than doubled year-over-year to $44 million in the quarter. Higher volume from FMC’s new hydroxide operations in China and higher year-over-year prices were the main contributors to growth.
Segment revenue for 2017 was $347 million, a 32 percent increase compared to the prior year, while full-year segment earnings were $127 million, an 80 percent increase compared to the prior year. Segment earnings margin improved to 36.5 percent, compared to 26.6 percent in 2016.
The outlook for Lithium segment revenue for the full year of 2018 is in the range of $420 million to $460 million, an increase of 27 percent at the mid-point compared to 2017, while the outlook for full-year segment EBITDA is in the range of $180 million to $200 million. This forecast for full-year segment

Page 3/ FMC Corporation Announces Fourth Quarter and Full Year 2017 Results
EBITDA represents an increase of nearly 35 percent at the mid-point compared to the prior year. First quarter segment EBITDA is expected to be in the range of $44 million to $48 million, which, at the mid-point, represents an increase of nearly 80 percent compared to the prior-year quarter.2
2018 Outlook
FMC expects adjusted earnings per share to be in the range of $5.20 to $5.60 for the full year 2018 and $1.45 to $1.59 for the first quarter.1 FMC continues to expect it will conduct a separate listing of FMC Lithium in the second half of 2018 to create two separate public companies.
Webcast and Supplemental Information
The company will post supplemental information on the web at www.FMC.com, including its 2018 Outlook Statement, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.
About FMC
For more than a century, FMC Corporation has served the global agricultural, industrial and consumer markets with innovative solutions, applications and quality products.  On November 1, 2017, FMC acquired a significant portion of DuPont's Crop Protection business. FMC employs approximately 7,000 people throughout the world and operates its businesses in two segments: FMC Agricultural Solutions and FMC Lithium. For more information, visit www.FMC.com.
Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2016 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com.  In addition, we have also provided on our website at www.fmc.com reconciliations of non-GAAP terms to the most directly comparable GAAP term.

1.
Although we provide forecasts for adjusted earnings per share and adjusted cash from operations (both of which are non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP.  Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations and related cash activity. As a result, no GAAP outlook is provided.

2.
Please see press release schedules for reasons as to why we will begin to present EBITDA which is a non-GAAP measure. The only difference between segment EBIT and segment EBITDA is depreciation and amortization expense. The forecast for depreciation and amortization for 2018 is

Page 4/FMC Corporation Announces Fourth Quarter and Full Year 2017 Results

$170 million to $180 million of which approximately $145 million is related to FMC Agricultural Solutions and approximately $20 million is related to FMC Lithium.

# # #

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In Millions, Except Per Share Data)	2017	2016	2017	2016
Revenue	$979.6	$688.4	$2,878.6	$2,538.9

Costs of sales and services	594.8	423.2	1,777.3	1,607.7

Gross margin	$384.8	$265.2	$1,101.3	$931.2

Selling, general and administrative expenses	$231.6	$137.9	$618.6	$458.5
Research and development expenses	51.1	36.5	141.5	134.5
Restructuring and other charges (income)	59.1	62.3	81.4	95.0
Total costs and expenses	$936.6	$659.9	$2,618.8	$2,295.7
Income (loss) from operations	$43.0	$28.5	$259.8	$243.2
Equity in (earnings) loss of affiliates	0.1	(0.1)	(0.1)	(0.5)
Interest expense, net	27.8	16.5	79.1	62.9
Income (loss) from continuing operations before income taxes	$15.1	$12.1	$180.8	$180.8
Provision (benefit) for income taxes	263.0	2.7	264.1	50.1
Income (loss) from continuing operations	$(247.9)	$9.4	$(83.3)	$130.7
Discontinued operations, net of income taxes	779.0	7.0	621.7	81.0
Net income (loss)	$531.1	$16.4	$538.4	$211.7
Less: Net income attributable to noncontrolling interests	1.0	0.5	2.6	2.6
Net income (loss) attributable to FMC stockholders	$530.1	$15.9	$535.8	$209.1

Amounts attributable to FMC stockholders:
Income (loss) from continuing operations, net of tax	$(249.0)	$8.9	$(85.9)	$128.4
Discontinued operations, net of tax	779.1	7.0	621.7	80.7
Net income (loss)	$530.1	$15.9	$535.8	$209.1

Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$(1.85)	$0.07	$(0.64)	$0.96
Discontinued operations	5.79	0.05	4.63	0.60
Basic earnings per common share	$3.94	$0.12	$3.99	$1.56
Average number of shares outstanding used in basic earnings per share computations	134.5	133.9	134.3	133.9

Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$(1.85)	$0.07	$(0.64)	$0.96
Discontinued operations	5.79	0.05	4.63	0.60
Diluted earnings per common share	$3.94	$0.12	$3.99	$1.56
Average number of shares outstanding used in diluted earnings per share computations	134.5	134.8	134.3	134.5

Other Data:
Capital additions	$61.9	$26.2	$109.4	$89.9
Depreciation and amortization expense	41.8	25.4	113.0	100.6

Press Release Schedules - Page 1

FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In Millions, except per share amounts)	2017	2016	2017	2016
Net income (loss) attributable to FMC stockholders (GAAP)	$530.1	$15.9	$535.8	$209.1
Corporate special charges (income):
Restructuring and other charges (income) (a)	59.1	62.3	81.4	95.0
Non-operating pension and postretirement charges (b)	30.5	20.9	18.2	23.4
Acquisition-related charges (c)	71.7	6.6	150.4	23.4
Income tax expense (benefit) on Corporate special charges (income) (d)	(37.1)	(30.2)	(67.5)	(44.9)
Discontinued operations attributable to FMC stockholders, net of income taxes (e)	(779.1)	(7.0)	(621.7)	(80.7)
Tax adjustments (f)	274.5	20.2	271.7	32.4

Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$149.7	$88.7	$368.3	$257.7

Diluted earnings per common share (GAAP)	$3.94	$0.12	$3.99	$1.56
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	0.44	0.46	0.60	0.71
Non-operating pension and postretirement charges	0.23	0.16	0.14	0.17
Acquisition-related charges	0.53	0.05	1.11	0.17
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(0.27)	(0.23)	(0.50)	(0.33)
Discontinued operations attributable to FMC stockholders, net of income taxes per diluted share	(5.79)	(0.05)	(4.63)	(0.60)
Tax adjustments per diluted share	2.02	0.15	2.00	0.24

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$1.10	$0.66	$2.71	$1.92

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations (2)	136.2	134.8	135.7	134.5
____________________
(1) The Company believes that the Non-GAAP financial measure “Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. Adjusted earnings excludes the effects of Corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

(2)
The average number of shares outstanding used in the three and twelve months ended December 31, 2017 diluted adjusted after-tax earnings from continuing operations per share computation (Non-GAAP) include 1.7 million and 1.4 million diluted shares, respectively. The number of shares differs from the average number of shares outstanding used in diluted earnings per share computations (GAAP) as we had a net loss from continuing operations attributable to FMC stockholders.

(a) Three Months Ended December 31, 2017:
Restructuring and other charges (income) includes an impairment charge to write down certain indefinite-lived intangible assets of the acquired DuPont Crop Protection Business as a result of a triggering event associated with the United States' enactment of the Tax Cuts and Jobs Act which was passed in the fourth quarter. The impairment, solely due to tax reform, impacted the fair value and resulted in a charge of $42.1 million. Additionally, restructuring and other charges (income) include asset write-offs of approximately $1.7 million and $3.3 million within FMC Lithium and Corporate, respectively. Restructuring and other charges (income) also includes $8.3 million of charges for continuing environmental sites treated as a Corporate charge. Amounts also include miscellaneous other charges of $3.7 million.

Press Release Schedules - Page 2

Three Months Ended December 31, 2016:
Restructuring and other charges (income) includes charges of $27.6 million representing final adjustments to severance, asset write-offs, and other costs associated with the integration of Cheminova within FMC Agricultural Solutions. In the fourth quarter, we also entered into an agreement to obtain certain technology and intellectual property rights related to compounds still under development for our FMC Agricultural Solutions businesses. The $13.2 million paid to acquire these rights was expensed as in-process research and development costs. Restructuring and other charges (income) also includes $19.4 million of charges for continuing environmental sites treated as a Corporate charge. Amounts also include miscellaneous restructuring charges totaling $1.1 million and other charges of $1.0 million.
Twelve Months Ended December 31, 2017:
Restructuring and other charges (income) includes an impairment charge to write down certain indefinite-lived intangible assets of the acquired DuPont Crop Protection Business as a result of a triggering event for the United States' enactment of the Tax Cuts and Jobs Act which was passed in the fourth quarter. The impairment, solely due to tax reform, impacted the fair value and resulted in a charge of $42.1 million. Additionally, restructuring and other charges (income) includes $7.7 million of costs related to miscellaneous restructuring efforts and asset-write downs within FMC Lithium. Restructuring and other charges (income) also includes asset write-offs of approximately $2.2 million and $5.5 million within FMC Agricultural Solutions and Corporate, respectively. Restructuring and other charges (income) also includes $4.7 million of exit costs related to the termination of our interest in a variable interest entity that was previously consolidated and part of our FMC Agricultural Solutions segment. Additionally, restructuring and other charges (income) includes charges of continuing environmental sites treated as a Corporate charge of $16.6 million. Remaining restructuring and other charges (income) includes net miscellaneous charges of $2.6 million.
Twelve Months Ended December 31, 2016:
Restructuring and other charges (income) includes charges of $42.3 million representing final adjustments to severance, asset write-offs, and other costs associated with the integration of Cheminova within FMC Agricultural Solutions. Integration-related costs associated with the integration of Cheminova were completed at the end of 2016. Amount also includes other miscellaneous restructuring costs of $1.1 million. Additionally, restructuring and other charges (income) includes $36.8 million of charges for continuing environmental sites treated as Corporate charges, $13.2 million associated with a license agreement to obtain certain technology and intellectual property rights for new compounds still under development, and $4.2 million as a result of the Argentina government's action to devalue its currency. These charges were offset by other miscellaneous income of $2.6 million.
(b) Our non-operating pension and postretirement costs are defined as those costs related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We exclude these non-operating pension and postretirement costs from our segments as we believe that removing them provides a better understanding of the underlying profitability of our businesses, provides increased transparency and clarity in the performance of our retirement plans and enhances period-over-period comparability. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. We believe these elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(c) Charges related to the expensing of the inventory fair value step-up resulting from the application of acquisition accounting, legal and professional fees and gains or losses on hedging purchase price associated with the completed acquisitions. Amounts represent the following:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in Millions)	2017	2016	2017	2016
Acquisition related charges
Legal and professional fees (1)	$51.5	$6.6	$130.2	$23.4
Inventory fair value amortization (2)	20.2	—	20.2	—
Total Acquisition-related charges (3)	$71.7	$6.6	$150.4	$23.4
____________________

(1)
Represents transaction costs, costs for transitional employees, other acquired employee related costs and integration-related legal and professional third-party fees. These charges are included in “Selling, general and administrative expenses” on the condensed consolidated statements of income (loss).

(2)	These charges are included in “Costs of sales and services” on the condensed consolidated statements of income (loss).

(3)
Acquisition-related charges for the three and twelve months ended December 31, 2017 relate to the acquisition of a significant portion of DuPont's Crop Protection business, while charges for the three and twelve months ended December 31, 2016 relate to the integration of Cheminova with FMC Agricultural Solutions, which were completed at the end of 2016.

(d) The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the Corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.
(e) Three and Twelve Months Ended December 31, 2017 and 2016:

Press Release Schedules - Page 3

Discontinued operations, net of income taxes include, in periods up to its sale, the results of FMC Health and Nutrition as well as provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations. The three and twelve months ended December 31, 2017 include the divestiture gain of approximately $918 million ($727 million, net of tax), which includes $33 million ($28 million, net of tax) of divestiture related costs, associated with the sale of FMC Health and Nutrition which was completed on November 1, 2017. The twelve months ended December 31, 2017 included a $168 million ($148 million, net of tax) impairment charge related to our Omega-3 business which was sold on August 1, 2017.
(f) We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and instead include a Non-GAAP tax provision based upon the annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but not limited to: income tax expenses or benefits that are not related to ongoing business operations in the current year; unusual or infrequently occurring items; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets; and changes in tax law. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to ongoing operations thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in Millions)	2017	2016	2017	2016
Tax adjustments:
Impacts of Tax Cuts and Jobs Act (1)	$315.9	$—	$315.9	$—
Revisions to our tax liabilities due to finalization of prior year tax returns	2.7	0.7	1.9	2.9
Revisions to valuation allowances of historical deferred tax assets	(1.9)	18.5	(1.9)	18.9
Foreign currency remeasurement and other discrete items	(42.2)	1.0	(44.2)	10.6
Total tax adjustments	$274.5	$20.2	$271.7	$32.4
___________________

(1)
On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the Tax Act), which, among other things, reduces the federal income tax rate from 35% to 21% effective January 1, 2018, and imposes a transition tax on deemed repatriated earnings of foreign subsidiaries which will be payable over eight years. As a result of the Tax Act, the Company has recognized provisional income tax expense of $315.9 million, related to both the remeasurement of the Company’s U.S. net deferred tax asset and the deemed repatriation of foreign earnings.

RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST AND INCOME TAXES (NON-GAAP)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In Millions)	2017	2016	2017	2016
Net income (loss) (GAAP)	$531.1	$16.4	$538.4	$211.7
Restructuring and other charges (income)	59.1	62.3	81.4	95.0
Non-operating pension and postretirement charges	30.5	20.9	18.2	23.4
Acquisition-related charges	71.7	6.6	150.4	23.4
Discontinued operations, net of income taxes	(779.0)	(7.0)	(621.7)	(81.0)
Interest expense, net	27.8	16.5	79.1	62.9
Provision (benefit) for income taxes	263.0	2.7	264.1	50.1
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP) (1)	$204.2	$118.4	$509.9	$385.5
___________________

(1)	Referred to as Adjusted Operating Profit.

Press Release Schedules - Page 4

RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES (GAAP) TO ADJUSTED CASH FROM OPERATIONS
(Unaudited)

	Twelve Months Ended
	December 31,
(In Millions)	2017	2016
Cash provided (required) by operating activities (GAAP)	$314.5	$368.9
Transaction and integration costs related to acquisitions	78.9	23.4
Adjusted cash from operations (Non-GAAP) (1)	$393.4	$392.3
___________________

(1)
The Company believes that the Non-GAAP financial measure “Adjusted cash from operations” provides useful information about the Company’s cash flows to investors and securities analysts. Adjusted cash from operations excludes the effects of acquisition-related cash flows. The Company also believes that excluding the effects of these items from cash provided (required) by operating activities allows management and investors to compare more easily the cash flows from period to period.

Press Release Schedules - Page 5

FMC CORPORATION
INDUSTRY SEGMENT DATA
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In Millions)	2017	2016	2017	2016
Revenue
FMC Agricultural Solutions	$866.2	$617.8	$2,531.2	$2,274.8
FMC Lithium	113.4	70.6	347.4	264.1
Total	$979.6	$688.4	$2,878.6	$2,538.9
Income from continuing operations before income taxes
FMC Agricultural Solutions	$188.5	$127.1	$485.6	$399.9
FMC Lithium	44.1	21.3	126.7	70.2
Segment operating profit (a)	$232.6	$148.4	$612.3	$470.1
Corporate and other	(28.4)	(30.0)	(102.4)	(84.6)
Adjusted earnings from continuing operations, before interest, income taxes and noncontrolling interests (Non-GAAP)	$204.2	$118.4	$509.9	$385.5

Interest expense, net	(27.8)	(16.5)	(79.1)	(62.9)
Corporate special (charges) income:
Restructuring and other (charges) income (b)	(59.1)	(62.3)	(81.4)	(95.0)
Non-operating pension and postretirement charges (c)	(30.5)	(20.9)	(18.2)	(23.4)
Acquisition-related charges (d)	(71.7)	(6.6)	(150.4)	(23.4)
(Provision) benefit for income taxes	(263.0)	(2.7)	(264.1)	(50.1)
Discontinued operations, net of income taxes (e)	779.0	7.0	621.7	81.0
Net income (loss) attributable to noncontrolling interests	(1.0)	(0.5)	(2.6)	(2.6)
Net income (loss) attributable to FMC stockholders	$530.1	$15.9	$535.8	$209.1
____________________

(a)	Referred to as Segment Earnings.
(b)     Below provides the details of restructuring and other (charges) income by segment.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In Millions)	2017	2016	2017	2016
FMC Agricultural Solutions	$(42.9)	$(40.8)	$(49.9)	$(62.4)
FMC Lithium	(5.1)	—	(7.8)	(0.6)
Corporate	(11.1)	(21.5)	(23.7)	(32.0)
Restructuring and other (charges) income	$(59.1)	$(62.3)	$(81.4)	$(95.0)

(c)
See Note (b) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

(d)
See Note (c) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

(e)
See Note (e) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

Press Release Schedules - Page 6

FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In Millions)	December 31, 2017	December 31, 2016
Cash and cash equivalents	$283.0	$64.2
Trade receivables, net of allowance of $38.7 in 2017 and $17.6 in 2016	2,043.5	1,692.5
Inventories	992.5	478.9
Other current assets	326.4	232.1
Current assets held for sale	7.3	381.5
Total current assets	$3,652.7	$2,849.2

Property, plant and equipment, net	$1,025.2	$538.1
Goodwill	1,198.9	498.7
Other intangibles, net	2,631.8	719.9
Deferred income taxes	252.7	242.1
Other long-term assets	445.0	455.7
Noncurrent assets held for sale	—	835.6
Total assets	$9,206.3	$6,139.3

Short-term debt and current portion of long-term debt	$192.6	$94.2
Accounts payable, trade and other	714.2	317.4
Accrued customer rebates	266.6	246.7
Guarantees of vendor financing	51.5	104.5
Accrued pensions and other postretirement benefits, current	5.7	7.1
Other current liabilities	977.5	609.3
Current liabilities held for sale	1.3	59.0
Total current liabilities	$2,209.4	$1,438.2

Long-term debt, less current portion	$2,993.0	$1,798.8
Long-term liabilities	1,296.8	841.6
Long-term liabilities held for sale	—	67.7
Equity	2,707.1	1,993.0
Total liabilities and equity	$9,206.3	$6,139.3

Press Release Schedules - Page 7

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
(In Millions)	2017	2016
Cash provided (required) by operating activities of continuing operations	$314.5	$368.9

Cash provided (required) by operating activities of discontinued operations	$21.0	$128.9

Cash provided (required) by investing activities of continuing operations	$(1,349.5)	$(100.8)

Cash provided (required) by investing activities of discontinued operations	$15.7	$(34.4)

Cash provided (required) by financing activities of continuing operations:
Increase (decrease) in short-term debt	(3.1)	(19.4)
Financing fees	(11.0)	(0.7)
Repayments of long-term debt	(302.3)	(242.6)
Proceeds from borrowings of long-term debt	1,598.9	2.8
Acquisition of noncontrolling interest	—	(20.0)
Transactions with noncontrolling interests	(0.5)	—
Dividends paid	(88.8)	(88.6)
Repurchases of common stock under publicly announced program	—	(11.2)
Other repurchases of common stock	(2.6)	(1.8)
Excess tax benefits from share-based compensation	—	0.4
Issuances of common stock, net	22.5	4.1
Cash provided (required) by financing activities	$1,213.1	$(377.0)
Effect of exchange rate changes on cash	4.0	—
Increase (decrease) in cash and cash equivalents	$218.8	$(14.4)
Cash and cash equivalents, beginning of year	64.2	78.6
Cash and cash equivalents, end of period	$283.0	$64.2

Press Release Schedules - Page 8

Segment EBITDA
Beginning in 2018 we will present earnings before interest, taxes, and depreciation and amortization ("EBITDA") by operating segment, which is a Non-GAAP financial measure. We define segment EBITDA as segment operating profit excluding depreciation and amortization expense. We believe that this Non-GAAP financial measure provides a useful metric for management and investors to better assess operating performance and enables transparency to investors and analysts for period-to-period comparability of financial performance. Due to the recent DuPont Crop Protection Business acquisition, we acquired a large number of intangible assets and property, plant, and equipment. The depreciation and amortization on the intangible assets is expected to significantly increase our depreciation and amortization expense.
We have provided a reconciliation of Segment Operating Profit to EBITDA by segment for each quarterly period within the fiscal year ended December 31, 2017 as well as the full year fiscal years ended December 31, 2017 and 2016, respectively.

FMC CORPORATION
RECASTED - SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
(Unaudited)

	2017					2016
(In Millions)	Q1	Q2	Q3	Q4	FY	FY
FMC Agricultural Solutions
Segment operating profit (GAAP) (1)	$83.0	$95.7	$118.4	$188.5	$485.6	$399.9
Depreciation and amortization	18.8	17.9	18.9	34.9	90.5	80.8
EBITDA (Non-GAAP)	$101.8	$113.6	$137.3	$223.4	$576.1	$480.7

FMC Lithium
Segment operating profit (GAAP) (1)	$21.6	$24.2	$36.8	$44.1	$126.7	$70.2
Depreciation and amortization	4.2	3.5	3.4	4.1	15.2	14.8
EBITDA (Non-GAAP)	$25.8	$27.7	$40.2	$48.2	$141.9	$85.0

FMC Corporate
Corporate expenses (GAAP)	$(21.6)	$(27.2)	$(25.2)	$(28.4)	$(102.4)	$(84.6)
Depreciation and amortization	0.7	1.0	2.9	2.7	7.3	5.0
Corporate expenses excluding depreciation and amortization (Non-GAAP)	$(20.9)	$(26.2)	$(22.3)	$(25.7)	$(95.1)	$(79.6)
____________________

(1)	Referred to as Segment Earnings. See Industry Segment Data for reconciliation of our Segment Earnings to Net income (loss) attributable to FMC stockholders.

Press Release Schedules - Page 9